Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
UAG UK Holdings Limited:

We consent to the use of our report dated February 25, 2016, with respect to the consolidated balance sheet of UAG UK Holdings Limited as of December 31, 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the year then ended and the related financial statement schedule, and to the reference to our firm under the heading “Experts” in the prospectus.  The report appears in the December 31, 2016 Annual Report on Form 10-K of Penske Automotive Group, Inc., incorporated herein by reference.  Neither the aforementioned financial statements nor the related financial statement schedule are included or incorporated by reference herein.

/s/ KPMG LLP

Milton Keynes, United Kingdom
February 24, 2017